                                                                    EXHIBIT 10.3


                          TENDER AND VOTING AGREEMENT

          TENDER AND VOTING AGREEMENT (this "Agreement"), dated June_18, 1998 by and between Lyondell Petrochemical Company, a Delaware corporation ("Purchaser"), Lyondell Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Atlantic Richfield Company, a Delaware corporation ("Stockholder").

          WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

          WHEREAS, Purchaser, Merger Sub and ARCO Chemical Company, a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which Merger Sub agrees to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $1.00 per share (the "Company Common Stock"), of the Company, at $57.75 per share, net to the seller in cash, without interest thereon and subject to the conditions set forth in the Merger Agreement, to be followed by a merger of Merger Sub into the Company (the "Merger"), upon the terms and conditions set forth in the Merger Agreement;

          WHEREAS, as of the date hereof, Stockholder beneficially owns 80,000,001 shares of Company Common Stock (the "Owned Shares");

          WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Offer, the Merger and, for purposes of Section 203 of the DGCL (defined in Section 1.2), the Tender and Voting Agreement (as defined below), recommending that the Company's stockholders accept the Offer and approving the acquisition of Shares by Merger Sub pursuant to the Offer; and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement and to make the Offer, Purchaser and Merger Sub have required that Stockholder agree to tender all of the Owned Shares pursuant to the Offer, together with any shares of Company Common Stock acquired after the date hereof and prior to the termination of the Offer, whether upon the exercise of options, conversion of convertible securities or otherwise (collectively, the "Shares"), on the terms and subject to the conditions provided for in this Agreement;

          NOW, THEREFORE, in consideration of the execution and delivery by Purchaser and Merger Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, and intending to be legally bound hereby, the parties agree as follows:
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                                   ARTICLE I

                              AGREEMENT TO TENDER

          SECTION 1.1. Agreement to Tender. Stockholder hereby agrees that, if Merger Sub commences the Offer, Stockholder will tender, or cause to be tendered, and while this Agreement remains in effect shall not withdraw, all of its Shares to Merger Sub prior to the expiration of the Offer, provided that the purchase price per Share to be paid pursuant to the Offer shall be no less than the Offer Price.

          SECTION 1.2 Purchaser's Obligations. The obligation of Purchaser to cause Merger Sub to commence the Offer, conduct and consummate the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer shall be subject only to the Offer Conditions. Purchaser shall comply, and shall cause Merger Sub to comply, with all provisions of Article I of the Merger Agreement. Subject to the terms and conditions of the Offer, Merger Sub shall, and Purchaser shall cause Merger Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer. Purchaser shall provide or cause to be provided to Merger Sub on a timely basis the funds sufficient to accept for payment, and pay for, any and all Shares that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer. Merger Sub shall make, and Purchaser shall cause Merger Sub to make, payment to Stockholder of the aggregate purchase price for the Shares tendered by Stockholder in the Offer on the first Business Day immediately following the expiration of the Offer by wire transfer of immediately available funds in US currency to a bank account to be designated in writing by Stockholder not less than two Business Days prior to the expiration of the Offer. As used herein, "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are required to or may be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

                                   ARTICLE II

                                VOTING AGREEMENT

          SECTION 2.1. Voting. Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and in any action by written consent of the stockholders of the Company, it shall
(i)_appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, (ii)_vote its Shares in favor of the Merger and approval and adoption of the Merger Agreement, and any action required in furtherance thereof, (iii)_vote its Shares against any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of the Company in the Merger Agreement, and
(iv)_vote its Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including any other extraordinary
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corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

          SECTION 2.2. Irrevocable Proxy. As security for Stockholder's obligations under Section 2.1 hereof, Stockholder hereby irrevocably constitutes and appoints Purchaser as its attorney and proxy pursuant to the provisions of
Section 212(c) of the Delaware General Corporation Law ("DGCL"), with full power of substitution and resubstitution, to vote the Shares at any meeting of stockholders of the Company, however called, or in connection with any action by written consent by the stockholders of the Company, in each case only as and to the extent provided in clauses (i), (ii) and (iii) of Section 2.1 hereof; provided, however, that, without limiting the foregoing, in any such vote or other action pursuant to such proxy, the Purchaser shall not in any event have the right (and such proxy shall not confer the right) to vote against the Merger, to vote to reduce the Offer Price or the Merger Consideration or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including Stockholder) under the Offer or the Merger Agreement or to reduce the obligations of Purchaser thereunder; and provided, further, that the proxy granted pursuant to this
Section 2.2 shall irrevocably cease and shall be of no further force or effect upon (x) any breach by Purchaser of any of its obligations under Section 1.1(a) of the Merger Agreement, (y) any violation by Purchaser of any of the terms of this Agreement or (z) the termination of the Merger Agreement or this Agreement in accordance with its terms. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE, SUBJECT TO THE FOREGOING AND SECTION 3.1 HEREOF, AND COUPLED WITH AN INTEREST. Stockholder hereby revokes all other proxies and powers of attorney with respect to Stockholder's Shares that it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by Stockholder with respect thereto, other than as contemplated by Section 2.1 hereof.

                                  ARTICLE III

                                  TERMINATION

          SECTION 3.1. Termination. (a) This Agreement shall terminate on the earlier of (i) payment to Stockholder of the full purchase price for the Shares as provided in the next to last sentence of Section 1.1 hereof, (ii) the consummation of the Merger, and (iii) the termination of the Merger Agreement in accordance with its terms.

          (b)  This Agreement may be terminated by Stockholder if Purchaser shall have failed to comply with any of its obligations under Section 1.1(a) of the Merger Agreement.
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          SECTION 3.2.  Effect of Termination.  In the event of a termination of this Agreement as provided in Section 3.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Merger Sub or Stockholder or their respective officers or directors hereunder thereafter; provided, however, that if Purchaser has accepted the Shares for payment pursuant to the Offer, Purchaser shall be obligated to comply with the requirements of the next to last sentence of Section 1.1 hereof; provided, further, however, that nothing herein shall relieve any party for liability for any breach hereof prior to such termination; provided, further, however, that the obligations set forth in Section 5.4 (insofar as they relate to Sections 7.5(b), 7.5(d) and 7.8(e) of the Merger Agreement) shall survive any termination of this Agreement pursuant to Section 3.1(a)(i) or Section
3.1(a)(ii) hereof.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.1. Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub hereby jointly and severally represent and warrant to Stockholder as follows:

          (a) Organization, Due Authorization. Purchaser is a company duly organized, validly existing and in good standing under the laws of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of purchaser, enforceable against Purchaser in accordance with its terms.

          (b) Organization, Due Authorization. Merger Sub is a company duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a valid and binding agreement of purchaser, enforceable against Merger Sub in accordance with its terms.

          (c) No Conflicts. Other than in connection with or in compliance with the provisions of the DGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities laws of the various states, the HSR Act and foreign laws, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by
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Purchaser or Merger Sub of the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement by Purchaser or Merger Sub will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under or, result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of Purchaser or Merger Sub under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Purchaser or Merger Sub is a party or by which their respective properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of Purchaser or Merger Sub (as the case may be) to perform its obligations hereunder.

          SECTION 4.2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Purchaser and Merger Sub as follows:

          (a) Organization, Due Authorization. Stockholder is a company duly organized, validly existing and in good standing under the laws of Delaware. Stockholder has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Stockholder, and no other corporate proceedings on the part of Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

          (b) Title; Voting Rights. Such Stockholder has good and valid title to the Owned Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature (other than the Stock Repurchase Agreement) and, upon the purchase of the Shares by Merger Sub, Stockholder will deliver good and valid title to the Shares, free and clear of any lien, charge, encumbrance or claim of whatever nature. Except pursuant to this Agreement, the Owned Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Owned Shares (other than the Stock Repurchase Agreement).

          (c) Ownership of shares of Company Common Stock. On the date hereof, Stockholder owns, of record or beneficially, 80,000,001 shares of Common Stock. Stockholder has sole voting power and sole power of disposition with respect to the Owned Shares, with no restrictions, subject to applicable federal securities laws, on its rights of disposition pertaining thereto (other than the Stock Repurchase Agreement).

          (d) No Conflicts. Other than in connection with or in compliance with the provisions of the DGCL with respect to the transactions contemplated hereby, the Exchange Act, the securities or takeover laws of the various states, the HSR Act and foreign laws, no authorization, consent or approval of, or filing with, any court or any public body or authority is necessary for the consummation by Stockholder of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under or, result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of Stockholder under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which Stockholder is a party or by which its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of liens and encumbrances which, in the aggregate, would not materially impair the ability of Stockholder to perform its obligations hereunder.

                                   ARTICLE V

                            COVENANTS OF STOCKHOLDER

          Stockholder hereby covenants and agrees as follows:

          SECTION 5.1. Restriction on Transfer, Proxies and Non-Interference. Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Owned Shares or Shares, (ii) grant any proxies, powers of attorney or other authorization or consent, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such Shares or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

          SECTION 5.2. Additional Shares. Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Purchaser and Merger Sub of the number of new shares of Company Common Stock acquired by Stockholder, if any, after the date hereof.

          SECTION 5.3. No Solicitation. Stockholder shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives, subsidiaries and agents to, immediately cease any discussions or negotiations with any parties other than Purchaser and Merger Sub that may be ongoing with respect to a Takeover Proposal. While this Agreement is in effect, Stockholder shall not, and shall not authorize or permit any of its officers, directors, subsidiaries or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of them to, directly or indirectly, (i) solicit, initiate or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, Stockholder determines in good faith, after consultation with its financial advisers, that a Takeover Proposal that has not been solicited, initiated or encouraged after the date hereof in violation of clause (i) above (or Section 6.2 of the Merger Agreement) constitutes a Superior Proposal, Stockholder and the Company may (x) furnish information with respect to the Company and its Subsidiaries to the third party that has made such Takeover Proposal (and to any investment banker, financial advisor, attorney, accountant or other representative retained by such party) pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal.

          SECTION 5.4. Merger Agreement. Stockholder agrees to perform the obligations of Parent set forth in Sections 7.5(b), 7.5(d), 7.8(e), 7.9 and 7.10 of the Merger Agreement.

                                   ARTICLE VI

                                OTHER AGREEMENTS

          SECTION 6.1. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by Article I and Article II of this Agreement.

          SECTION 6.2. Public Announcements. Each of Purchaser, Merger Sub and Stockholder Agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining such prior consent if (i) the disclosure is required by law or by obligations imposed pursuant to any listing agreement with the new York Stock Exchange and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

                                  ARTICLE VII

                                 MISCELLANEOUS
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          SECTION 7.1.  Non-Survival.  The respective representations and warranties made herein shall terminate upon (x) Stockholder's sale of the Shares to Merger Sub in the Offer or (y) the termination of this Agreement.

          SECTION 7.2. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign its rights and obligations hereunder to Purchaser or any direct or indirect wholly-owned subsidiary of Purchaser.

          SECTION 7.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed do have been duly received if so given) by hand delivery, telegram, telex or telecopy, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:
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          To Stockholder as follows:

                John Lucas, Esq.

                Atlantic Richfield Company

                515 South Flower Street

                Los Angeles, California  90071

          Copy to:

                Ed Kaufmann, Esq.

                Hughes Hubbard & Reed, LLP

                One Battery Park Plaza

                New York, New York  10004

          To Purchaser or Merger Sub:

                Kerry A. Galvin, Esq.

                Lyondell Petrochemical Company

                1221 McKinney Street

                Houston, Texas,  77010

          Copy to:

                Stephen A. Massad, Esq.

                Baker & Botts, L.L.P.

                One Shell Plaza

                910 Louisiana Street

                Houston, Texas  77002


          SECTION 7.4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and consents to service of process by notice as provided in this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware.

          SECTION 7.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          SECTION 7.6. Descriptive headings. The descriptive headings used hereby are inserted for convenience of reference only and are not intended to be part of or to effect the meaning or interpretation of this Agreement.

          SECTION 7.7. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          IN WITNESS WHEREOF, Purchaser, Merger Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                 LYONDELL PETROCHEMICAL COMPANY

                                 By: /s/ Dan F. Smith
                                    -------------------------------------------
                                    Name:  Dan F. Smith
                                    Title: President and Chief Executive Officer

                                 LYONDELL ACQUISITION CORPORATION

                                 By: /s/ Dan F. Smith
                                    -------------------------------------------
                                    Name:  Dan F. Smith
                                    Title: President and Chief Executive Officer

                                 ATLANTIC RICHFIELD COMPANY

                                 By: /s/ Terry G. Dallas
                                    -------------------------------------------
                                    Name:  Terry G. Dallas
                                    Title: Senior Vice President and Treasurer